EXHIBIT 99.1

PRESS RELEASESOURCE: INTERPLAY ENTERTAINMENT CORP.

INTERPLAY ANNOUNCES FOURTH QUARTER 2002 EARNINGS
TUESDAY APRIL 1, 4:00 PM ET
IRVINE, CALIF., APRIL 1
/PRNEWSWIRE-FIRSTCALL/

    INTERPLAY ENTERTAINMENT CORP. (IPLY.OB) TODAY REPORTED OPERATING RESULTS
                         FOR THE FOURTH QUARTER OF 2002.

For the fourth quarter ended December 31, 2002, the Company reported a net loss of $5.4 million, or ($.06) per share, compared to a net loss of $4.8 million, or ($.09) per share, in the same period last year. Net revenues for the fourth quarter 2002 were $7.1 million versus $21.5 million in the same period a year ago, a decrease of 67 percent. The decrease in net revenues was partially attributable to releasing two new titles under the new distribution agreement with Vivendi Universal Games, Inc., whereby Vivendi pays the Company a lower per unit rate and in return assumes all credit, product return and price concession risks, as well as responsibility for all manufacturing, marketing and distribution expenditures. Additionally, net revenues were lower in the fourth quarter 2002 as a result of lower total unit sales compared to the same period last year. Gross profit margin for the fourth quarter 2002 was 16 percent, compared to 40 percent in the fourth quarter of 2001. Finally, operating losses increased 66 percent from the prior year to $5.3 million in the fourth quarter 2002 as compared to $3.2 million in the fourth quarter 2001.

For the twelve-month period ended December 31, 2002, the Company reported net income of $15.1 million, or $.18 per basic share and $.16 per diluted share, compared to a net loss of $46.3 million, or ($1.23) per basic and diluted share, in the same period last year. The net income reported in the twelve-month period of this year was primarily the result of the recording of a $28.8 million gain on the sale of Shiny Entertainment, Inc. in April 2002. Net revenues for the twelve-month period ended December 31, 2002 were $44 million versus $56.4 million in the same period a year ago, a decrease of 22 percent. The decrease in net revenues was due in part to the release of five new titles under the new Vivendi distribution agreement. Furthermore, net revenues were lower in the twelve-month period ended December 31, 2002 as a result of lower total unit sales compared to the same period last year. Gross profit margin for the 2002 twelve-month period was 39 percent, compared to 19 percent in the same period last year.

Gross profit margin was lower in the fourth quarter this year as compared to last year mainly due to $2.0 million in write-offs of cancelled development projects as compared to no write-offs of cancelled development projects in the same period last year, and was offset in part by no inventory expenditures for two titles released in the fourth quarter this year under the new North American distribution agreement with Vivendi. Gross profit margin was higher in the twelve-month period ended December 31, 2002 as compared to the same period last year mainly due to recording the majority of calendar year 2002 new title releases under the


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terms of the new North American distribution agreement with Vivendi as well as a
$4 million decrease in write-offs of cancelled development projects.

As a result of both management's continued efforts to reduce expenditures and the sale of Shiny Entertainment, Inc. in April 2002, total operating expenses were down 45 percent for the fourth quarter 2002 versus the fourth quarter in 2001, and were down 43 percent for the twelve-month period ended December 31, 2002 as compared to the same period last year.

Net revenues by platform for the fourth quarter of 2002 were 57 percent PC, 41 percent console, and 2 percent OEM, royalties and licensing. On a geographic basis, North America accounted for 77 percent of total net revenues, International represented 21 percent, and OEM, royalty and licensing accounted for 2 percent.

Net revenues by platform for the twelve-month period of 2002 were 36 percent PC, 37 percent console, and 27 percent OEM, royalties and licensing. On a geographic basis, North America accounted for 60 percent of total net revenues, International represented 13 percent, and OEM, royalty and licensing accounted for 27 percent.

Commenting on the fourth quarter and year-end earnings announcement, Interplay Chairman and Chief Executive Officer Herve Caen said, "Interplay today is a smaller, yet healthier company due to the changes our Board and management have instituted over the past eighteen months. Amidst a very competitive landscape and difficult financial markets, we have been able to reposition the company as a developer of high-quality content that improves its balance sheet along the way.

Caen continued, "While we would have hoped for better sales of some of our products in 2002, we believe that our balance sheet is stronger, we have tight cost controls in place, we have a stable of proven intellectual property, and we have survived an extremely difficult period for the Company and in our sector in general. In 2003, the third year of our turnaround, we believe we will be judged by our ability to leverage our existing franchise licenses into profitable games, while seeking out new content opportunities that will move Interplay back into a growth mode."

About Interplay Entertainment Corp.

Interplay Entertainment is a leading developer, publisher and distributor of interactive entertainment software for both core gamers and the mass market. Interplay develops games for personal computers as well as next generation video game consoles, many of which have garnered industry accolades and awards. Interplay releases products through Interplay, Black Isle Studios and its distribution partners.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements contained in this release except for historical information are forward-looking statements that are based on current expectations and involve risks and uncertainties. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "estimate," or "continue" or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. The risks and uncertainties inherent in such statements may cause actual future


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events or results to differ materially and adversely from those described in the forward-looking statements. Examples of such forward-looking statements include, among other things, future improvements in gross margin, operating expenditures, and product sales. Important factors that may cause actual future events or results to differ materially and adversely from those described in the forward-lookingstatements include (a) the success of the company's future adventure and role playing games, (b) consumer reaction to the company's future games, (c) the company's ability to consistently and timely release profitable products and its ability to control costs, and (d) other factors discussed in the company's filings from time to time with the Securities and Exchange Commission, including but not limited to the company's annual report on Form 10-K for the fiscal year ended December 31, 2002 and the company's subsequent quarterly filings on Form 10-Q. The company disclaims any obligation to revise or update any forward-looking statements that may be made from time to time by it or on its behalf.


                          INTERPLAY ENTERTAINMENT CORP.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                                   THREE MONTHS ENDED            TWELVE MONTHS ENDED
                                                       DECEMBER 31,                  DECEMBER 31,
                                                                      (UNAUDITED)
                                                  2002           2001            2002           2001
                                              -----------     -----------     ----------     ----------
                                                    (Dollars in thousands, except per share amounts)
Net revenues...............................   $     7,105     $    21,508     $   43,999     $   56,448
Cost of goods sold.........................         5,952          12,890         26,706         45,816
     Gross profit..........................         1,153           8,618         17,293         10,632
Operating expenses
     Marketing and sales...................         1,030           3,809          5,814         18,697
     General and administrative............         1,800           3,363          7,655         12,622
     Product development...................         3,667           4,657         16,184         20,603
       Total operating expenses............         6,497          11,829         29,653         51,922
Operating income (loss)....................        (5,344)         (3,211)       (12,360)       (41,290)
Other expenses.............................          (174)         (1,637)        (1,531)        (4,526)
Sale of Shiny..............................            --              --         28,813             --
Income (loss) before income taxes..........        (5,518)         (4,848)        14,922        (45,816)
(Benefit) provision for income taxes.......          (150)             --           (225)           500
Net income (loss)..........................   $    (5,368)    $    (4,848)    $   15,147     $  (46,316)

Cumulative dividend on participating
   preferred stock.........................   $        --     $       160     $      133     $      966
Accretion of warrants on preferred
   stock...................................   $        --     $        --     $       --     $      266
Net income (loss) attributable to
   common stockholders.....................   $    (5,368)    $    (5,008)    $   15,014     $  (47,548)
Net income (loss) per common share:
     Basic.................................   $     (0.06)    $     (0.09)    $     0.18     $    (1.23)
     Diluted...............................   $     (0.06)    $     (0.09)    $     0.16     $    (1.23)
Weighted average number of common shares
   outstanding:
     Basic.................................        93,138          55,960         83,585         38,670
     Diluted...............................        93,138          55,960         96,070         38,670


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


                          INTERPLAY ENTERTAINMENT CORP.
                      CONDENSED CONSOLIDATED BALANCE SHEETS


                                                              DECEMBER 31,
                                                          2002           2001
                                                       ---------      ---------
                                                        (DOLLARS IN THOUSANDS)
ASSETS
Current Assets
   Cash ..........................................     $     134      $     119
   Trade receivables, net ........................         2,676          9,487
   Inventories ...................................         2,029          3,978
   Prepaid licenses and royalties ................         5,129         10,341
   Other current assets ..........................         1,200          1,162
     Total Current Assets ........................        11,168         25,087
Property and Equipment, net ......................         3,130          5,038
Other assets .....................................          --              981

TOTAL ASSETS .....................................     $  14,298      $  31,106

LIABILITIES AND STOCKHOLDERS' EQUITY
   (DEFICIT)
Current Liabilities
   Current debt ..................................     $   2,082      $   4,794
   Accounts payable ..............................        16,681         20,816
   Accrued expenses ..............................         9,465         33,646
     Total Current Liabilities ...................        28,228         59,256
Commitments and Contingencies
Stockholders' Equity (Deficit)
   Series A preferred stock ......................          --           11,753
   Common stock ..................................            94             45
   Paid-in-capital ...............................       121,637        110,701
   Accumulated deficit ...........................      (135,793)      (150,807)
   Accumulated other comprehensive income ........           132            158
     Total Stockholders' Equity (Deficit) ........       (13,930)       (28,150)

TOTAL LIABILITIES AND STOCKHOLDERS'
   EQUITY (DEFICIT) ..............................     $  14,298      $  31,106


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


                          INTERPLAY ENTERTAINMENT CORP.
                          QUARTER END INFORMATION SHEET
                   3 MONTHS ENDED - DECEMBER 31, 2002 AND 2001
                             (DOLLARS IN THOUSANDS)
                                   (UNAUDITED)

                                                                                             PERCENT
                                                                                            INCREASE
                                                    QUARTER ENDED                          (DECREASE)
                                   DECEMBER 31, 2002              DECEMBER 31, 2001          QUARTER
GEOGRAPHIC REVENUE MIX
                                                  % OF                           % OF
                                   AMOUNT         TOTAL           AMOUNT         TOTAL

North America                    $   5,485         77.2%        $  11,366         52.8%       -51.7%
International                        1,452         20.4%            7,785         36.2%       -81.3%
OEM, royalty and licensing             168          2.4%            2,357         11.0%       -92.9%
     Total net revenues          $   7,105        100.0%        $  21,508        100.0%       -67.0%


                                                                                             PERCENT
                                                                                            INCREASE
                                                    QUARTER ENDED                          (DECREASE)
                                   DECEMBER 31, 2002              DECEMBER 31, 2001          QUARTER
GEOGRAPHIC REVENUE MIX
                                                  % OF                           % OF
                                   AMOUNT         TOTAL           AMOUNT         TOTAL



PC                               $   4,011         56.4%        $   7,297         33.9%       -45.0%
Console                              2,926         41.2%           11,854         55.1%       -75.3%
OEM, royalty and
   licensing                           168          2.4%            2,357         11.0%       -92.9%
     Total net revenues          $   7,105        100.0%        $  21,508        100.0%       -67.0%



                                                  QUARTER ENDED
NEW TITLES BY PLATFORM                       Q4-02            Q4-01

PC                                             0                1
Console                                        2                2
     Total new titles                          2                3


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